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                      SCIENTIFIC INDUSTRIES, INC.
                            70 Orville Drive
                        Bohemia, New York 11716

                                                   FOR IMMEDIATE RELEASE

SCIENTIFIC INDUSTRIES, INC. REPORTS FISCAL YEAR 2003 THIRD QUARTER AND NINE MONTHS RESULTS

Bohemia, New York, May 14, 2003 -- Scientific Industries, Inc. (OTCBB-SCND) announces unaudited financial results for the three and nine months ended March 31, 2003.

For the three months ended March 31, 2003 the net income was $23,800 ($.02 per basic share) on net sales of $792,600. For the same three month period of the prior year, the net income was $10,600 ($.01 per basic share) on net sales of $892,000. The lower sales reflects the negative impact on product sales, more so overseas, caused by the general global economic slowdown and increased competition. The higher net income is principally attributable to reductions effected in certain operating expenses.

For the nine months ended March 31, 2003, the net income was  $23,500 ($.02 per basic share) on net sales of $2,476,600 versus net income of $74,700
($.08 per basic share) on net sales of $2,686,000 for the nine months ended March 31, 2002. The operating results for the current fiscal year's nine month period were adversely impacted by approximately $72,000 of costs incurred in thesuccessful defense of a proxy contest instituted by the Company's former Chief Executive Officer with respect to the Annual Meeting of Stockholders held in November 2002, and increased expenses related to the Company's revised business strategy to expand its marketing efforts.
The lower net sales is due to the increase in competition with respect to sales of the Company's principal product, namely the Vortex-Genie (registered trademark) 2 Mixer, particularly the discontinuation, commencing in January
2002 of the Company as the supplier ofa private label version of the mixer for the Company's principal distributor, who continues to purchase the Company's brand vortex mixer.


ABOUT SCIENTIFIC INDUSTRIES

Scientific Industries manufactures and markets laboratory equipment, including the world-renowned Vortex-Genie (registered trademark) 2 Mixer. Scientific's products are used by research laboratories, clinics, pharmaceutical manufacturers, medical device manufacturers, and other industries.

"Statements made in this press release that relate to future events, performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual events, performance or results to materially differ. The Company undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in the Company's Securities and Exchange Commission reports, including our annual report on Form 10-KSB."

             (See condensed financial information attached)

For more information contact:
Helena R. Santos, President
Tel (631) 567-4700 | Fax (631) 567-5896 | email:
info@scientificindustries.com | www.scientificindustries.com


                SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARY
             CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                         ASSETS


                                                      March 31, 2003
                                                      --------------
Current Assets                                            $1,867,200
Property and Equipment, Net                                  155,000
Deferred Taxes                                               106,600
Other Assets and Deferred Charges                             83,500
                                                      --------------
       Total Assets                                       $2,212,300
                                                      ==============
                   LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities                                      $   233,900
Deferred Compensation                                         38,300
Shareholders' Equity                                       1,940,100
                                                       -------------
  Total Shareholders' Equity & Liabilities               $ 2,212,300
                                                       =============

                        SCIENTIFIC INDUSTRIES, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                       For the Three Month           For the Nine  Month
                          Periods Ended                Periods Ended
                             March  31,                   March  31,
                       ------------------------    -----------------------
                           2003        2002            2003       2002
                       ----------    ----------    ----------   ----------
Net Sales              $  792,600    $  892,000    $2,476,600   $2,686,000
                       ----------    ----------    ----------   ----------
Gross Profit              320,700       351,500     1,007,600    1,076,500
                       ----------    ----------    ----------   ----------
Income from Operations     27,600        11,200        22,800       90,700

Other Income                2,600         2,400         7,100       16,000
                       ----------    ----------    ----------   ----------
Income Before Income Taxes 30,200        13,600        29,900      106,700

Income Taxes                6,400         3,000         6,400       32,000
                       ----------    ----------    ----------   ----------
Net Income            $    23,800   $    10,600    $   23,500   $   74,700
                      ===========   ===========    ==========   ==========
Net Income per common
 share - basic:         $ .02          $ .01         $ .02         $ .08

Net Income per common
 share- diluted:        $ .02          $ .01         $ .02         $ .07


Weighted average number of
 outstanding shares:    957,474      945,296        954,180     924,117